CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of Griffin Institutional Access Real Estate Fund (“the Fund”), a series of shares of beneficial interest, and to the use of our opinion dated June 3, 2014 on the statement of assets and liabilities and the related statement of operations as of May 21, 2014 of the Griffin Institutional Access Real Estate Fund. Such financial statements appear in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 25, 2014